mytaptrack®

Teachers and schools simplify behavior tracking from taking long handwritten notes to the click of a button, while increasing the accuracy and options for support inside and outside the school. With better data and better communication, students have better outcomes.


mytaptrack®
Better Data and Better Communication for Better Outcomes

Invest

$100.20 minimum investment

Deadline August 10, 2021
in 2 months

Unit Price
$5.01

Total Raised
$0

Valuation
$5,842,933

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

With mytaptrack®, schools can easily track behavior challenges or even medical side effects in the classroom when they occur, rather than trying to remember at inconvenient times and writing anecdotal reports. This improved data is reported real-time, allowing others both inside and outside the school to respond immediately to changes or challenges. With better data and better communication, students have better outcomes.

DEAL HIGHLIGHTS

- EdTech Breakthrough Winner 2020
- Fast Company's 2020 World Changing Ideas Awards Honorable Mentions
- Recommended by the Wharton Impact Venture Associates (WIVA) at the University of Pennsylvania
- Initial sales in Massachusetts and preliminary interest from those in the medical field
- Active trials in 5 states and 11 school districts with potential revenue over $1 million annually. States include Texas, Wisconsin, Virginia, Pennsylvania and California
- Field testing of the product, with initial feedback that we are solving the problem
- Press mentions in Entrepreneur, GeekWire, and others
- Huffman ISD Educational Foundation Grant awarded for a two year implementation of mytaptrack

Social impact initiative

Wharton University of Pennsylvania SOCIAL IMPACT Initiative

Deal sourced in partnership with **Wharton Impact Venture Associates** (WIVA)

PROBLEM

Doesn't every child deserve a chance to succeed?

problem


Classwork

Behavioral data is critical in helping students reach their full potential. However, data collection is often slow and gathered by too many people with minimal communication. This affects the student getting help, and a teacher's ability to support them. A 2019 survey by the American Psychological Association's (CPSE) disclosed that 60% of teachers reported needing support with negative behaviors in the classroom. Simple and quick data collection is essential to understand behaviors and support the student's education, especially when it comes to students with special needs and learning disabilities.

> "In a study conducted by EAB Global, more than half of teachers said they see negative or disruptive behaviors at least several times a week, and 25 percent reported that they see tantrums or defiance several times each day."

SOLUTION

With mytaptrack®, data collection becomes as simple as the click of a button and is immediately available to the student's entire support team. Completely customizable and easy-to-use, mytaptrack® is a new way for parents, schools and doctors to monitor exceptionally unique children with special needs. One click, two clicks or holding a click sends a message through the cloud to a HIPAA & FERPA-compliant mytaptrack online platform where behavior data can be charted and shared. Real-time data notifications are sent to the child's selected team of parents, teachers and doctors.

solution


mytaptrack
Overview
1/26/2020 - 2/1/2020
Daily Details
1/28/2020

Impacts of mytaptrack®

Classrooms: For the team supporting the child in the classroom, symptoms and behaviors provide essential clues to help the child succeed. Tracking symptoms and behaviors at home and school with the mytaptrack® device allows the whole team to have the best information and provide better support.

Schools: Planning for classrooms, staffing and support in a school is challenging, especially if you don't have the data to drive decisions. For schools and districts, mytaptrack® allows for more data driven decision making, and cost saving changes to how children are supported.

ABA Support: mytaptrack® is designed for Applied Behavior Analysis (ABA) facilities, autism spectrum disorder centers, and all medical professionals providing diagnosis, treatment and therapy for children with disabilities. HIPAA-compliant mytaptrack® helps to monitor the effectiveness of treatments for kids with special needs.

Our Demo Schedule

BUSINESS MODEL

myTapTrack is a subscription-based service targeting schools and school districts. Our pricing model is based on the number of students tracked and has two tiers, allowing schools to tailor their budgets and usage to their unique circumstances.

The subscription includes:

- Access to the Track 2.0 (a small hardware button used for discrete data tracking)
- Apps
- Web Portal

MARKET

mytaptrack's primary market is special education. The US has 7 million+ PreK-12 students and another 5.2 million post education individuals receiving special education services. Worldwide, these numbers double.

The estimated primary market for mytaptrack® is $3.4 billion with secondary markets in general education, healthcare, research and various others.

TESTIMONIALS

"Being able to document the frequency and duration of events is fantastic but also being able to send it immediately to parents and doctors? Come on, that's a game-changer in special education!"

- Dr. Samantha Fecich

"I believe this could be a game changer for Exceptional Children's educators who track behaviors. So helpful for teachers and parents. Lots of potential and HIPPA/FERPA compliant. Worth taking a look!"

- Dr. Sue Chase

"I truly believe it (mytaptrack) can be life changing for our students when used with fidelity."

- Tasha Bennett, Huffman ISD

PRESS

- 2020 EdTech Breakthrough Awards Program Recognizes Standout Educational Technologies - CISION PRWeb, Jun 24, 2020
- Fast Company Announces Winners of 2020 World Changing Ideas Awards, mytaptrack® selected as Honorable Mention in AI & Data - CISION PRWeb, Apr 28, 2020
- News and Trends - Entrepreneur, Sep 20, 2019
- Inspired by the Amazon Dash button, this startup is using tech to help special needs students - GeekWire, Sep 12, 2019
- Interview with Dr. Tasha Bennett

TEAM



Nikody Keating

CEO & co-Founder

Keating comes with over 20 years of experience in building technologies which impact everyday lives, as well as being a part of and leading startup companies. His work in technology spans from custom hardware to cloud native technologies. Notable technologies he has helped build are Coca-Cola Freestyle, XBox, maps.bing.com and various others. He has held positions as a Cloud Architect for a mutual insurance company, Solution Architect and at large aerospace manufacturer as well as various other Architect roles for smaller companies.



David Kirschbaum

Chief Financial Officer & co-Founder

Kirschbaum's involvement started in July 2018 as the initial principal seed investor. Since then he has stepped up into the Chief Financial Officer role. He is also the founder and President of Kirschbaum Consulting, LLC since 2006 and is a significant shareholder and on the Board of OCMAS Ventures, LLC since 2007 which owns the technology company, Mission Data. Kirschbaum has an MBA from Indiana University in Finance. He is also a Certified Management Accountant. During his career, Mr. Kirschbaum has held executive positions at national and international consulting firms as well as one of the top 10 accounting firms in the United States.



Jenny Klein-Sosa

Chief Research Officer & co-Founder

Dr Klein-Sosa is a child psychologist who has worked within multidisciplinary clinical teams in private, community, and hospital settings. Her more recent work includes being a Psychologist and Neuropsychological Evaluation at Integrated Center for Child Development. Early in her career Dr.Klein-Sosa worked as a state level education policy analyst and researcher for the state of Massachusetts. Dr Klein-Sosa has a M.S. and Ph.D. in Clinical Psychology from the University of Central Florida and a B.S. in Psychology from the University of Florida.



Aaron Quiggle

Sr. VP of Sales and Marketing

Quiggle is a 25 year veteran in Education and the EdTech industry. He has held had experience as a Sales Representative, a National Director and a VP. He also has experience with both Inside Sales and Account Management where he led all inside customer facing teams. Early in his career, Aaron was an elementary school teacher, where he received first hand experience in teaching as well as working with kids in special education. Quiggle has a M.A. in Teaching and a B.S. in Legal Studies from the University of Pittsburgh.

USE OF PROCEEDS

If the offering's maximum amount of $249,999 is raised:

Use	Value	% of Proceeds
Employee Compensation	$135,000	54.0%
IT Infrastructure & Security	$54,000	21.6%
Marketting	$30,000	12.0%
Legal and other sales expenses	$18,749	7.5%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Inspired Futures AI, LLC, doing business as mytaptrack®. This offering must raise at least $10,000 by August 10, 2021 at 12:58am ET. If this offering doesn't reach its *target*, then your money will be refunded. mytaptrack® may issue additional securities to raise up to $249,999, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,216,154 units
× $5.01 per unit

$6,092,932 implied valuation

FINANCIALS

mytaptrack®'s official name is Inspired Futures AI, LLC, so that's the name that appears in the statements below.

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn

UPDATES

Jun 8, 2021 • Primary offering of 49,900 units at $5.01

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com